UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 12, 2007

Velcera, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	000-51622	20-3327015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Corporate Drive
Langhorne, Pennsylvania 19047-8007
(Address of Principal Executive Offices) (Zip Code)

(215) 579-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Dennis F. Steadman

On June 12, 2007, Velcera, Inc. (the “Company” or “Velcera”) entered into an employment agreement with Dennis F. Steadman pursuant to which Mr. Steadman will continue to serve as the Company’s President and Chief Executive Officer. Mr. Steadman’s previous employment agreement had expired on May 2, 2007. The term of the employment agreement commenced on June 8, 2007 and continues through December 31, 2007. The term automatically renews on January 1, 2008 and on each successive anniversary date thereof for a one-year period unless written notice is given by the Company or Mr. Steadman of its or his intention not to extend the term at least 60 days prior to December 31, 2007 or such subsequent anniversary date, as the case may be.

The agreement provides that Mr. Steadman will receive a base salary of $275,000 each year and will be eligible to receive an annual bonus having an aggregate value of $300,000, prorated for the period from May 1, 2007 to December 31, 2007 subject to agreed upon goals. The bonus is payable 60% in cash as a lump sum payment on or before March 15th of the following calendar year and 40% in common stock of the Company. The board of directors of the Company will consider increases to the bonus on an annual basis. Mr. Steadman is also eligible to receive additional bonuses of $50,000 in connection with the Company’s acquisition, in-licensing, or adoption of new products and technologies.

The employment agreement also provides that Mr. Steadman is entitled to receive total stock options relating to 280,000 shares of the Company’s common stock. The stock options were issued by the Company on May 25, 2007 under the Company’s 2007 Stock Incentive Plan. A copy of the stock option agreement was filed as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on May 29, 2007.

In addition, the agreement generally provides that if Mr. Steadman’s employment is terminated by the Company without “cause” (as defined in the agreement) and not in connection with a “change of control” (as defined in the agreement) or if he terminates his employment for “good reason” (as defined in the agreement), the Company will pay Mr. Steadman (i) his base salary for a period of 12 months following such termination, (ii) a lump sum on the date of any termination any expense reimbursement owed through that date, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. The agreement also provides for compensation in the event Mr. Steadman’s employment is terminated by the Company prior to and as a result of, or within one year following a change of control resulting in the Company or its stockholders receiving at least a certain threshold in value. Upon the occurrence of such event, the Company shall pay to Mr. Steadman (i) one year’s base salary in a lump sum, (ii) his expense reimbursement amounts through the date of the change of control, (iii) $300,000 in cash, and (iv) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. In the event, Mr. Steadman’s employment is terminated by the Company prior to and as a result of, or within one year following a change of control resulting in the Company or its stockholders receiving less than a certain threshold in value, then the Company shall pay to Mr. Steadman (i) 6 months base salary in a lump sum, (ii) his expense reimbursement amounts through the date of the change of control, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year.

The agreement also provides that at all times during Mr. Steadman’s employment and after Mr. Steadman’s termination of employment with the Company, Mr. Steadman will maintain the confidentiality of all confidential information owned by, or received by or on behalf of, the Company or its affiliates. In addition, during the term of Mr. Steadman’s employment with the Company, and for the one-year period after Mr. Steadman’s termination of employment with Company, Mr. Steadman shall not (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

The foregoing description of the employment agreement between the Company and Mr. Steadman is qualified in its entirety by reference to the copy of the agreement which is attached as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.  Description
10.1   Employment Agreement with Dennis F. Steadman dated June 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELCERA, INC.

Date: June 14, 2007	By:	/s/ Mathew C. Hill
Mathew C. Hill Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement with Dennis F. Steadman dated June 8, 2007